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EXHIBIT 3(c)

ARTICLES OF AMENDMENT

OF

AARON RENTS, INC.

I.

        The name of the corporation is:

AARON RENTS, INC.

II.

        The Amended and Restated Articles of Incorporation are amended by striking the first paragraph of Article V thereof in its entirety and inserting in lieu thereof the following:

          "The Corporation shall have authority to issue shares of capital stock consisting of Fifty Million (50,000,000) shares of Common Stock, par value $0.50 per share ("Common Stock"), Twenty-Five Million (25,000,000) shares of Class A Common Stock, par value $0.50 per share ("Class A Common Stock") (collectively, the "Stock"), and One Million (1,000,000) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock")."

III.

        This amendment to the Amended and Restated Articles of Incorporation was adopted on May 6, 2003, and was duly approved by the shareholders entitled to vote thereon in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

        IN WITNESS WHEREOF, AARON RENTS, INC., has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be executed by its duly authorized officer this 8th day of May 2003.

AARON RENTS, INC.
By:	/s/ GILBERT L. DANIELSON
Name:	Gilbert L. Danielson
Title:	Executive Vice President, Chief Financial Officer

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ARTICLES OF AMENDMENT OF AARON RENTS, INC.